Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES THIRD QUARTER 2006 RESULTS,

2007 CAPITAL BUDGET AND 2007 GUIDANCE

Houston, Texas – November 9, 2006 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the third quarter, a $600 million 2007 capital budget, and operational guidance for the full-year 2007. During 2006, PXP is on track to reduce its share count, increase its shareholders equity and reduce leverage.

Highlights of recent accomplishments include:

•	Completed two asset sales worth $1.6 billion to PXP:

In September PXP received $864 million for certain California and Texas producing properties which accounted for about 11 percent of 2005 year-end proved reserves.

In November PXP received $706 million for two 2006 Gulf of Mexico deepwater Miocene discoveries and one deepwater prospect which have no proved reserves as of year-end 2005.

•	Increased operating cash flow by 97 percent year-over-year:
$170.0 million compared to $86.3 million (a non-GAAP measure)

•	Increased cash margin per BOE by 82 percent year-over-year:
$36.98 compared to $20.37 (a non-GAAP measure)

•	Tendered and redeemed substantially all of the 8.75 percent Senior Subordinated Notes and all of the 7.125 percent Senior Notes.

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THREE MONTHS ENDED SEPTEMBER 30

PXP reported revenues of $280.9 million for the third quarter 2006 compared to $262.6 million for the third quarter 2005. Operating cash flow, a non-GAAP measure, increased 97 percent to $170.0 million in the third quarter of 2006 compared to $86.3 million in the prior year period. Cash margin, a non-GAAP measure, was $36.98 per BOE in the third quarter of 2006 compared to $20.37 per BOE in 2005. See the end of this release for an explanation and reconciliation of all non-GAAP financial measures.

PXP reported net income of $272.7 million, or $3.50 per diluted share, compared to a net loss of $31.8 million, or $0.41 per diluted share for the third quarter 2005. Net income for the period includes a $345.5 million pre-tax gain on the sale of oil and gas properties, a $12.3 million pre-tax gain on mark-to-market derivative contracts (cash payments related to the put and call option premiums during the quarter totaled $25.5 million), a $36.5 million pre-tax non cash charge to revenue related to certain oil hedges, and a $13.2 million pre-tax charge related to stock-based compensation.

Without the effects of these items net income for the third quarter of 2006 would have been $70.8 million, or $0.91 per diluted share, compared to $29.0 million, or $0.37 per diluted share in 2005.

Sales volumes during the third quarter 2006 were 60.6 thousand barrels of oil equivalent per day (BOEPD) compared to sales volumes of 59.2 thousand BOEPD during third quarter 2005.

Total production costs were $15.30 per BOE in the third quarter of 2006 compared to $12.50 per BOE in 2005. The increase per unit is primarily attributable to higher lease operating costs, due to general cost increases from service providers and utilities, as well as higher expenditures for repairs, maintenance and well workovers.

NINE MONTHS ENDED SEPTEMBER 30

PXP reported revenues of $810.9 million for the first nine months of 2006 compared to $670.0 million in 2005. Operating cash flow, a non-GAAP measure, nearly doubled to $495.5 million in the first nine months of 2006 compared to $248.0 million reported in the prior year period. Cash margin, a non-GAAP measure, was $36.62 per BOE in the first nine months of 2006 compared to $18.60 per BOE in 2005.

For the first nine months of 2006 PXP reported net income of $213.9 million, or $2.71 per diluted share, compared to a net loss of $284.8 million, or $3.67 per diluted share for the same period a year ago. Net income for the period includes a $345.5 million pre-tax gain on the sale of oil and gas properties, a $299.9 million pre-tax loss on mark-to-market derivative contracts (cash payments related to the put and call option premiums during the period totaled $75.6 million), a $109.6 million pre-tax non cash charge to revenue related to certain oil hedges, a $42.2 million pre-tax charge related to stock-based compensation, and a $37.9 million pre-tax gain on termination of merger agreement between PXP and Stone.

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Without the effects of these items net income for the nine months of 2006 would have been $212.0 million, or $2.69 per diluted share, compared to $76.6 million or $0.98 per diluted share in 2005.

Sales volumes for the first nine months of 2006 were 61.0 thousand BOEPD compared to 62.7 thousand BOEPD in 2005. Sales volumes were lower year-over-year primarily due to asset sales in the second quarter 2005.

Total production costs were $14.00 per BOE for the first nine months of 2006 compared to $11.64 per BOE in 2005. The increase per unit is primarily attributable to lower volumes and higher lease operating costs, due to general cost increases from service providers, and higher expenditures for repairs, maintenance and well workovers.

Oil and gas capital expenditures, excluding acquisitions, were $474.3 million for the first nine months of 2006 compared to $315.1 million for the prior year period. The increase is primarily attributed to additional exploratory opportunities in the Gulf of Mexico.

BALANCE SHEET UPDATE

PXP completed property sales transactions in September and November 2006 generating approximately $1.6 billion of cash proceeds. The proceeds were used to repay the balance outstanding on its senior revolving credit facility and short-term credit facility, redeem all $250 million outstanding principal of its 7.125 percent Senior Notes, purchase substantially all $275 million outstanding principal of its 8.75 percent Senior Subordinated Notes, and complete the previously announced $605 million hedge liability termination.

Through July 2006 PXP repurchased 2,461,900 common shares at a cost of $100.8 million with $399.2 million remaining under the $500 million authorization. The Company expects to continue repurchasing shares from time to time in open market transactions or privately negotiated transactions at its discretion, subject to market conditions and other factors.

DEVELOPMENT—OPERATIONS UPDATE

In the Los Angeles Basin, PXP’s exit rate for the third quarter was approximately 16,200 net BOEPD. A total of 60 of the 68 planned wells have been drilled through the end of the third quarter. Drilling activity this year has been concentrated in the Inglewood Field on the Vickers-Rindge waterflood zone with 49 of the 60 wells drilled and expanding the development in the Moynier and Rubel formations. The remaining wells for the 2006 plan will focus on the Moynier and Rubel zones and the Las Cienegas Field.

In the San Joaquin Valley, PXP’s exit rate for the third quarter 2006 was approximately 25,500 net BOEPD. A total of 130 of the 155 planned wells have been drilled through the end of the third quarter. In the Midway Sunset Field, 51 wells have been drilled with 17 planned for the fourth quarter. In the Cymric Field, 70 wells have been drilled as of the end of the third quarter which ends the 2006 drilling program at Cymric. Drilling will begin in November at the Arroyo Grande Field with a total of 8 wells planned for the fourth quarter.

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Offshore California, PXP’s exit rate for the third quarter 2006 was approximately 13,600 net BOEPD. At PXP’s Point Pedernales Field, three of four planned in-fill wells are producing and completion operations for the fourth well are now underway.

In the Gulf Coast region, PXP’s exit rate for the third quarter 2006 was approximately 6,100 net BOEPD. PXP is participating in one additional well this year.

PXP completed the sale of certain California and Texas producing properties on September 29, 2006. The transaction is effective October 1, 2006. The Company’s exit rate for the third quarter excluding the properties sold was 54,000 net BOEPD.

EXPLORATION—OPERATIONS UPDATE

PXP completed the previously announced sale of two 2006 Gulf of Mexico Miocene trend discoveries on November 1, 2006 for total cash consideration of $706 million. The transaction is effective September 1, 2006 and the Company expects to record a gain in the fourth quarter.

In the Gulf of Mexico Miocene trend, PXP is currently participating in two deepwater exploratory tests, the Friesian Prospect (Shell operator: PXP 20%) and the Norman Prospect (Anadarko operator: PXP 15%).

2007 CAPITAL BUDGET

The Board of Directors approved a $600 million 2007 capital budget with approximately 50 percent to be utilized for continued development of the Company’s California oil fields and the balance for high impact exploration projects, primarily targeting the Miocene trend in the Gulf of Mexico. Depending on project timing, as much as $55 million of the 2007 capital budget may be spent in late 2006.

As part of its balanced approach to creating shareholder value, PXP plans to drill approximately 200 development wells in its legacy oil fields located in the Los Angeles, San Joaquin, and Santa Maria Basins onshore and offshore California. These projects have solid economic returns, provide reserve additions, and generate substantial cash flow per share. The drilling success for development projects so far in 2006 has been 99 percent. PXP will continue to develop the large Inglewood Field complex, including Las Cienegas, in the Los Angeles Basin with waterflood development drilling. The San Joaquin Valley fields, Cymric, Midway Sunset, South Belridge, and Arroyo Grande area drilling includes expansion of existing tertiary recovery steamfloods, as well as development of new steam projects.

Continuing with the exploration success PXP has had in the Gulf of Mexico Miocene trend, the Company’s current inventory now includes up to 30 to 35 high impact prospects. PXP intends to continue focusing its exploration expertise in the Miocene trend by participating in 10 of these prospects during 2007. These consist of Gulf of Mexico deepwater prospects and prospects located near existing infrastructure. The Miocene prospects near infrastructure are part of a

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recent agreement with McMoRan Exploration whereby PXP plans to participate in up to 9 exploratory tests in 2007.

OUTLOOK

The Company reaffirms its previously issued fourth quarter 2006 operational guidance and issues full-year 2007 operational guidance as attached at the end of this release. Full-year 2007 financial guidance will be issued in early 2007.

THIRD QUARTER EARNINGS CONFERENCE CALL

PXP will host a conference call tomorrow November 10, 2006 at 9:00 a.m. Central to discuss results and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through November 24, 2006 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 8006955. Slides for the conference call will be available in the Investor Information section of PXP’s website, http://www.plainsxp.com, during the conference call and for 60 days after the event date.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

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All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Oil sales	$253,844	$217,747	$718,841	$515,132
Gas sales	26,724	44,231	89,879	152,608
Other operating revenues	339	641	2,192	2,262

	280,907	262,619	810,912	670,002

Costs and Expenses
Production costs
Lease operating expenses	50,355	36,284	137,258	105,489
Steam gas costs	15,707	17,932	41,327	51,017
Electricity	9,991	8,917	28,777	23,678
Production and ad valorem taxes	6,991	5,111	19,795	18,414
Gathering and transportation expenses	2,291	2,467	5,947	8,416
General and administrative	31,493	52,764	92,530	108,634
Depreciation, depletion and amortization	50,844	40,626	151,528	129,964
Accretion	2,564	1,926	7,506	5,605
Gain on sale of oil and gas properties	(345,480)	—	(345,480)	—

	(175,244)	166,027	139,188	451,217

Income from Operations	456,151	96,592	671,724	218,785
Other Income (Expense)
Interest expense	(22,178)	(14,478)	(57,182)	(40,039)
Gain (loss) on mark-to-market derivative contracts	12,340	(141,646)	(299,902)	(629,569)
Gain on termination of merger agreement	—	—	37,902	—
Interest and other income (expense)	500	(392)	2,120	(220)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	446,813	(59,924)	354,662	(451,043)
Income tax (expense) benefit
Current	(47,490)	757	(56,247)	(573)
Deferred	(126,630)	27,318	(82,319)	166,819

Income (Loss) Before Cumulative Effect of Accounting Change	272,693	(31,849)	216,096	(284,797)
Cumulative effect of accounting change, net of tax	—	—	(2,182)	—

Net Income (Loss)	$272,693	$(31,849)	$213,914	$(284,797)

Earnings (Loss) Per Share
Basic
Income (loss) before cumulative effect of accounting change	$3.56	$(0.41)	$2.77	$(3.67)
Cumulative effect of accounting change	—	—	(0.03)	—

Net income (loss)	$3.56	$(0.41)	$2.74	$(3.67)

Diluted
Income (loss) before cumulative effect of accounting change	$3.50	$(0.41)	$2.74	$(3.67)
Cumulative effect of accounting change	—	—	(0.03)	—

Net income (loss)	$3.50	$(0.41)	$2.71	$(3.67)

Weighted Average Shares Outstanding
Basic	76,622	78,053	77,911	77,531

Diluted	77,802	78,053	78,802	77,531

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Plains Exploration & Production Company

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Daily Average Volumes
Oil and liquids sales (Bbls)	53,043	50,374	52,815	50,520
Gas (Mcf)
Production	62,266	66,687	63,782	87,593
Used in steam operations	16,721	13,730	14,732	14,670
Sales (1)	45,545	52,957	49,050	72,923
BOE
Production	63,421	61,487	63,445	65,117
Sales (1)	60,634	59,196	60,990	62,674
Unit Economics (in dollars) (2)
Average NYMEX Prices
Oil	$70.54	$63.16	$68.25	$55.45
Gas	6.62	8.52	7.44	7.18
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$59.51	$52.53	$57.46	$45.69
Gas (per Mcf)	6.38	7.37	6.71	6.43
Per BOE	56.85	51.03	55.16	44.08
Cash Margin per BOE (3)
Oil and gas revenues	$50.30	$46.32	$48.57	$37.56
Costs and expenses
Lease operating expenses	(9.03)	(6.41)	(8.24)	(5.93)
Steam gas costs	(2.82)	(3.17)	(2.48)	(2.87)
Electricity	(1.79)	(1.58)	(1.73)	(1.33)
Production and ad valorem taxes	(1.25)	(0.90)	(1.19)	(1.04)
Gathering and transportation	(0.41)	(0.44)	(0.36)	(0.47)

Gross margin before DD&A (GAAP)	35.00	33.82	34.57	25.92
Hedging expense included in oil and gas revenues	6.55	4.72	6.58	6.52
Cash derivative settlements
Oil & gas production	(4.05)	(18.17)	(4.02)	(13.84)
Natural gas purchases	(0.52)	—	(0.51)	—

Cash margin (Non-GAAP)	$36.98	$20.37	$36.62	$18.60

(1)	2005 amounts represent volumes presented on a basis consistent with 2006. See Note 2.
(2)	In 2005 gas revenues included amounts attributable to buy-sell contracts related to our thermal recovery operations in California and associated costs were included in steam gas costs. As a result of our adoption of EITF 04-13 effective January 1, 2006, in 2006 certain costs associated with such contracts are reflected as a reduction in gas revenues and the associated volumes are not included in sales volumes. Amounts per BOE reflected in the foregoing table are based on production volumes for 2005 and sales volumes for 2006.
(3)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$542,249	$1,552
Accounts receivable	132,290	148,691
Inventories	12,591	10,325
Deferred income taxes	284,763	128,816
Assets held for sale	56,101	—
Other current assets	10,137	3,948

	1,038,131	293,332

Property and Equipment, at cost
Oil and natural gas properties—full cost method
Subject to amortization	2,491,035	2,604,892
Not subject to amortization	113,444	112,204
Other property and equipment	20,474	16,282

	2,624,953	2,733,378
Less allowance for depreciation, depletion and amortization	(647,093)	(498,075)

	1,977,860	2,235,303

Goodwill	158,620	173,858

Other Assets	42,205	39,449

	$3,216,816	$2,741,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$151,813	$122,996
Commodity derivative contracts	337,683	85,596
Royalties and revenues payable	44,813	43,279
Stock appreciation rights	57,290	55,170
Interest payable	11,572	13,000
Income taxes payable	49,395	—
Other current liabilities	36,023	43,957

	688,589	363,998

Long-Term Debt
Revolving credit facility	—	272,000
8.75% Senior Subordinated Notes	276,388	276,538
7.125% Senior Notes	248,915	248,837

	525,303	797,375

Other Long-Term Liabilities
Asset retirement obligation	138,789	155,865
Commodity derivative contracts	405,913	440,543
Other	7,256	7,014

	551,958	603,422

Deferred Income Taxes	519,414	258,810

Stockholders' Equity
Common stock	791	784
Additional paid-in capital	983,079	940,988
Retained earnings (deficit)	80,250	(133,664)
Accumulated other comprehensive income	(22,169)	(89,566)
Treasury stock, at cost	(110,399)	(205)

	931,552	718,337

	$3,216,816	$2,741,942

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$272,693	$(31,849)	$213,914	$(284,797)
Items not affecting cash flows from operating activities
Gain on sale of oil and gas properties	(345,480)	—	(345,480)	—
Depreciation, depletion, amortization and accretion	53,408	42,552	159,034	135,569
Deferred income taxes	126,630	(27,318)	82,319	(166,819)
Cumulative effect of adoption of accounting change	—	—	2,182	—
Commodity derivative contracts
Loss on derivatives	(1,258)	66,924	333,976	358,838
Reclassify derivative settlements	25,463	94,190	96,773	364,932
Noncash compensation	9,176	35,893	32,594	59,807
Other noncash items	(16)	(23)	(64)	(69)
Change in assets and liabilities from operating activities	73,773	(5,662)	44,904	(179,286)

Net cash provided by operating activities	214,389	174,707	620,152	288,175

Cash Flows from Investing Activities
Exploration, development and other costs	(167,371)	(94,239)	(456,796)	(393,378)
Proceeds from sale of oil and gas properties	850,427	2,127	850,427	343,096
Derivative settlements	(25,463)	—	(68,194)	—
Other	(2,932)	(927)	(7,467)	(3,523)

Net cash provided by (used in) investing activities	654,661	(93,039)	317,970	(53,805)

Cash Flows from Financing Activities
Revolving credit facilities
Borrowings	453,800	341,700	1,182,700	1,092,700
Repayments	(684,800)	(329,700)	(1,454,700)	(964,200)
Derivative settlements	—	(94,190)	(28,579)	(364,932)
Treasury stock purchases	(100,817)	—	(100,817)	—
Other	3,613	859	3,971	1,823

Net cash used in financing activities	(328,204)	(81,331)	(397,425)	(234,609)

Net decrease in cash and cash equivalents	540,846	337	540,697	(239)
Cash and cash equivalents, beginning of period	1,403	969	1,552	1,545

Cash and cash equivalents, end of period	$542,249	$1,306	$542,249	$1,306

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Plains Exploration & Production Company

Summary of Open Derivative Positions

at November 1, 2006

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production
2006
Nov—Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2007
Jan—Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2008
Jan—Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI
Purchases of Natural Gas
2006
Nov—Dec	Call options	30,000 MMBtu	$12.00 Strike price	Socal

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months and nine months ended September 30, 2006 and 2005. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company's derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company's ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the gain on termination of the merger agreement, the effect of current income taxes on the gain on the sale of oil and gas properties and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to SFAS 149 "Amendment of SFAS 133, Derivative Instruments and Hedging Activities", certain of our derivative instruments are deemed to contain a significant financing element and cash flows associated with these positions are required to be reflected as financing activities. The cash flows that were reclassified in the following tables do not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

	Three Months Ended September 30,
	2006	2005
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$214.4	$174.7
Changes in operating assets and liabilities	(73.8)	5.7
Current income taxes on gain on sale of oil and gas properties	54.9	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(25.5)	(94.1)

Operating cash flow (Non-GAAP)	$170.0	$86.3

	Nine Months Ended September 30,
	2006	2005
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$620.2	$288.2
Changes in operating assets and liabilities	(44.9)	179.3
Current income taxes on gain on sale of oil and gas properties	54.9	—
Gain on termination of merger agreement	(37.9)	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(96.8)	(219.5)

Operating cash flow (Non-GAAP)	$495.5	$248.0

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (loss) (GAAP) to net income (loss) excluding certain items (Non-GAAP) for the three months and nine months ended September 30, 2006 and 2005. This measure excludes certain items that management believes affect the comparability of operating results. Items excluded are generally items whose timing or amount cannot be reasonably estimated or are nonrecurring. Management believes this presentation may be helpful to investors who want to isolate the impacts from oil and gas derivative contracts and stock-based compensation. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company's operational trends and performance.

	Three Months Ended September 30,
	2006	2005
	(millions of dollars)
Net income (loss) before cumulative effect (GAAP)	$272.7	$(31.9)
Loss (gain) on mark-to-market derivative contracts	(12.3)	141.7
Cash payments on mark-to-market derivative contracts	(25.5)	(101.4)
Non cash charge to revenue for oil and gas hedges	36.6	25.4
Stock-based compensation	13.2	40.2
Gain on sale of oil and gas properties	(345.5)	—
Gain on termination of merger agreement	—	—
Adjust income taxes	131.6	(45.0)

Net income (loss) excluding certain items (Non-GAAP)	$70.8	$29.0

	Nine Months Ended September 30,
	2006	2005
	(millions of dollars)
Net income (loss) before cumulative effect (GAAP)	$216.1	$(284.8)
Loss on mark-to-market derivative contracts	299.9	629.6
Cash payments on mark-to-market derivative contracts	(75.6)	(189.3)
Non cash charge to revenue for oil and gas hedges	109.6	59.2
Stock-based compensation	42.2	72.8
Gain on sale of oil and gas properties	(345.5)	—
Gain on termination of merger agreement	(37.9)	—
Adjust income taxes	3.2	(210.9)

Net income (loss) excluding certain items (Non-GAAP)	$212.0	$76.6

The cash payments on mark-to-market derivative contracts in the nine months ended September 30, 2005 do not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

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Plains Exploration & Production Company

2007 Operating Guidance

The following table and accompanying notes reflect current estimates of certain results for the full year 2007 for PXP. These estimates are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and our future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and estimates can or will be met. Any number of factors could cause actual results to differ materially from those in the following table and accompanying notes, including but not limited to the factors discussed above. The estimates set forth below are given as of the date hereof only based on information available as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, and we encourage you to review such filings

2007
Estimated Production Volumes (MBOE/day)
Production volumes sold(1)	52.0 – 58.0

% Oil	92%
% Gas	8%

Price Realization % of Index (unhedged)
Oil – NYMEX	82% – 86%
Gas – Henry Hub	95% – 100%

Production Costs per BOE(1)
Lease operating expenses	$8.40 – $9.30
Steam gas costs(2)	$4.80 – $5.30
Electricity	$2.00 – $2.20
Production and ad valorem taxes	$1.15 – $1.30
Gathering and transportation	$0.03 – $0.05

Capital Expenditures (in thousands)	$600,000

(1)	Production costs per BOE are calculated using production volumes sold.
(2)	Steam gas costs assume a base SoCal Border index price of $7.25 per MMBtu.

The purchased volumes are anticipated to be 40,000 – 44,000 MMBtu per day.

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